Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 25, 2025, with respect to the consolidated financial statements of Euronet Worldwide, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG
Kansas City, Missouri
September 5, 2025